EXHIBIT 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2024 Results

Wilmington, Del., February 18, 2025 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the fourth quarter and full year 2024.

Key Fourth Quarter 2024 Results & Highlights

•
Net Sales of $1.4 billion, in line with the corresponding prior-year quarter, with TSS achieving record fourth quarter Net Sales, driven by year-over-year growth of 23% in Opteon™ Refrigerants
•
Net Loss attributable to Chemours of $8 million, or $0.05 per diluted share, compared with a Net Loss attributable to Chemours of $18 million, or $0.12 per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income1 of $16 million, or $0.11 per diluted share, compared with $46 million, or $0.31 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA1,2 of $179 million compared to $176 million in the corresponding prior-year quarter
•
Cash returned to shareholders through dividends of $36 million in the quarter

Key Full Year 2024 Results & Highlights

•
Net Sales of $5.8 billion compared to $6.1 billion in the prior year
•
Net Income attributable to Chemours of $86 million, or $0.57 per diluted share, compared with a Net Loss attributable to Chemours of $238 million, or $1.60 per diluted share, in the prior year3
•
Adjusted Net Income1 of $182 million, or $1.21 per diluted share, compared to $425 million, or $2.82 per diluted share, in the prior year3
•
Adjusted EBITDA1,2 of $786 million compared to $1.0 billion in the prior year
•
Cash returned to shareholders through dividends of $148 million in the year
•
Established new executive leadership team and announced Chemours’ Pathway to Thrive strategy to drive shareholder value
•
Announced PCC Group's plans to build a chlor-alkali facility at Chemours’ TiO2 plant in DeLisle, Mississippi and completed our planned OpteonTM YF expansion at Corpus Christi, Texas
•
Fully remediated all four material weaknesses in internal control previously identified in the 2023 Form 10-K

Full Year 2025 Outlook4

•
Adjusted EBITDA between $825 million and $975 million
•
Capital expenditures between $250 million to $300 million

1 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

2 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #1.

3 In 2023, Chemours recorded litigation-related charges pertaining to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. These charges included a $592 million accrual related to the U.S. Public Water System Class Action Suit Settlement plus $24 million of third-party legal fees directly related to the settlement, $55 million of charges related to the Company’s portion of Chemours, DuPont, Corteva, EID and the State of Ohio’s agreement entered into in November 2023, $13 million related to the Company’s portion of the supplemental payment to the State of Delaware, $76 million for other PFAS litigation matters, and $4 million of other litigation matters.

4 For information on our outlooked non-GAAP measures, please refer to the attached “Reconciliation of GAAP Measures to Non-GAAP Financial Measures (Unaudited)”

EXHIBIT 99.1

“In the fourth quarter, we delivered a strong earnings performance, exceeding our Adjusted EBITDA expectations across all our businesses. For TSS5, we set another quarterly Net Sales record, with 23% year-over-year growth in Opteon™ Refrigerants. In parallel, we continued to drive strong commercial performance while executing our transformation efforts in TT, and we took advantage of cost opportunities in APM,” said Denise Dignam, Chemours President and CEO. “We are well underway executing our Pathway to Thrive strategy, as evidenced by our recent strong performance, leadership announcements, partner agreement for on-site chlorine production at our DeLisle TiO2 facility, and the recent completion of the neat Opteon™ capacity expansion at our Corpus Christi, Texas site. While 2024 was a year of transition for Chemours, with a refreshed management team and strategy, we have the right pieces in place to move forward. Our Pathway to Thrive strategy is the key to driving long-term shareholder value, and our progress through the end of the year reinforces that confidence for 2025 and beyond."

Total Chemours

	Q4 2024	Q4 2023	Y-o-Y % ∆	Q3 2024	Q-o-Q % ∆	FY 2024	FY 2023	Y-o-Y % ∆
Net Sales (millions)	$1,359	$1,368	(1)%	$1,508	(10)%	$5,782	$6,078	(5)%
Adjusted EBITDA (millions)	$179	$176	2%	$208	(14)%	$786	$1,014	(22)%

Fourth quarter 2024 Net Sales of $1.4 billion decreased 1% compared to the prior-year quarter. A 3% decrease in pricing was partially offset by a 2% increase in volume, while currency impact remained flat.

Fourth quarter 2024 Net Loss attributable to Chemours was $8 million, or $0.05 per diluted share, compared to a Net Loss attributable to Chemours of $18 million, or $0.12 per diluted share, in the prior-year quarter. Adjusted EBITDA for the fourth quarter of 2024 was $179 million, compared to $176 million in the prior-year quarter. The increase in Adjusted EBITDA was primarily driven by cost savings realized through the TT Transformation Plan, favorable inventory adjustments and true-ups in APM, and increased volumes in TSS, partially offset by lower pricing across all businesses.

Full year 2024 Net Sales of $5.8 billion decreased 5% compared to the prior year, driven by a 4% pricing decrease and a 1% decrease due to portfolio changes made during 2023. Increases in volume from TSS and TT were offset by weaker volumes in APM with the impact from currency flat year-over-year.

Full year 2024 Net Income attributable to Chemours was $86 million, or $0.57 per diluted share, compared to a Net Loss attributable to Chemours of $238 million, or $1.60 per diluted share, in the prior year3. Adjusted EBITDA for the full year 2024 was $786 million, compared to $1.0 billion in the prior year. The decrease in Adjusted EBITDA was primarily driven by pricing decreases across all businesses, unfavorable impacts from currency, and portfolio changes, in addition to higher costs in TSS and Corporate Expenses related to the Audit Committee’s internal review and remediation, which were more than offset by cost savings realized through the TT Transformation Plan.

5 For the fourth quarter as a segment.

EXHIBIT 99.1

Thermal & Specialized Solutions

	Q4 2024	Q4 2023	Y-o-Y % ∆	Q3 2024	Q-o-Q % ∆	FY 2024	FY 2023	Y-o-Y % ∆
Net Sales (millions)	$390	$380	3%	$468	(17)%	$1,830	$1,851	(1)%
Opteon™Refrigerants	$178	$145	23%	$205	(13)%	$810	$710	14%
Freon™Refrigerants	$124	$141	(12)%	$146	(15)%	$614	$722	(15)%
Foam, Propellants & Other (FP&O)	$88	$94	(6)%	$117	(25)%	$406	$419	(3)%
Adjusted EBITDA (millions)	$123	$124	(1)%	$141	(13)%	$576	$685	(16)%
Adjusted EBITDA Margin	32%	33%	(1) ppt	30%	2 ppts	31%	37%	(6) ppts

TSS segment fourth quarter 2024 Net Sales were $390 million, a 3% increase compared to the fourth quarter 2023. Net Sales growth was primarily driven by a volume increase of 7%, partially offset by a price decrease of 4%, while currency impact remained flat. Volume growth was driven by stronger demand for Opteon™ Refrigerant blends in advance of the new low GWP stationary air conditioning equipment transition starting in 2025 under the U.S. AIM Act. The decrease in pricing was largely attributed to softer Freon™ Refrigerant prices due to elevated market hydrofluorocarbon (HFC) inventory levels.

TSS segment fourth quarter 2024 Adjusted EBITDA decreased 1% to $123 million compared to the prior-year quarter, while Adjusted EBITDA Margin also decreased 1 percentage point to 32%. This decrease was driven primarily by price, partially offset by lower costs, which are not anticipated to recur in the first quarter of 2025.

On a sequential basis, Net Sales decreased by 17%, driven by a volume decrease of 13% and a price decrease of 4%. Overall volume and price decreases were primarily related to typical seasonal trends across refrigerant portfolios combined with lower demand for FP&O products in the fourth quarter.

TSS segment full year 2024 Net Sales were $1.8 billion, a 1% decrease compared to the full year 2023. The change in Net Sales was primarily driven by a price decrease of 3%, partially offset by a volume increase of 2%, while currency impact remained flat. The decrease in price was primarily related to softer Freon™ Refrigerant prices, partially offset by stronger Opteon™ Refrigerant prices due to mix. Volume growth was driven by higher demand within the Opteon™ Refrigerants portfolio as a result of continued stationary and automotive end-market adoption, partially offset by a volume decrease in the Freon™ Refrigerant portfolio in connection with the HFC step downs under the U.S. AIM Act and EU F-Gas regulation.

TSS segment full year 2024 Adjusted EBITDA decreased 16% to $576 million compared to the prior year, while Adjusted EBITDA Margin decreased 6 percentage points to 31%. This decrease was primarily driven by the previously mentioned softer Freon™ Refrigerant prices, higher costs associated with purchasing non-Corpus based low GWP refrigerant, near-term quota allowances, lower fixed cost absorption in TSS’s HFC production line, and other input costs.

EXHIBIT 99.1

Titanium Technologies

	Q4 2024	Q4 2023	Y-o-Y % ∆	Q3 2024	Q-o-Q % ∆	FY 2024	FY 2023	Y-o-Y % ∆
Net Sales (millions)	$632	$651	(3)%	$672	(6)%	$2,572	$2,680	(4)%
Adjusted EBITDA (millions)	$77	$64	20%	$85	(9)%	$312	$290	8%
Adjusted EBITDA Margin	12%	10%	2 ppts	13%	(1) ppt	12%	11%	1 ppt

TT segment fourth quarter 2024 Net Sales were $632 million, a 3% decrease compared to the fourth quarter 2023. This decrease was primarily driven by a 2% decrease in pricing and a 1% decrease in volume, while currency impact remained flat.

TT segment fourth quarter 2024 Adjusted EBITDA increased 20% to $77 million compared to the prior-year quarter, while Adjusted EBITDA Margin increased by 2 percentage points to 12%. The TT earnings increase was driven by incremental cost savings realized through the TT Transformation Plan, partially offset by the previously mentioned decreases in pricing and volume.

On a sequential basis, TT segment fourth quarter 2024 Net Sales decreased 6%, driven by a 4% decrease in volume and a 2% decrease in price.

TT segment full year 2024 Net Sales were $2.6 billion, a decrease of 4% compared to the full year 2023. This decrease was primarily driven by a 5% decrease in pricing, partially offset by a 1% increase in volume.

TT segment full year 2024 Adjusted EBITDA increased 8% to $312 million compared to the prior year, while Adjusted EBITDA Margin also increased by 1 percentage point to 12%. The TT earnings increase was primarily driven by cost savings realized from the TT Transformation Plan, which was partially offset by the impact of the previously mentioned decrease in pricing as well as $26 million of costs across the second and third quarters related to the unplanned weather-related downtime at our Altamira, Mexico manufacturing site. During the full year 2024, the TT Transformation Plan achieved approximately $140 million of cost savings, exceeding the original commitment of $125 million.

EXHIBIT 99.1

Advanced Performance Materials

	Q4 2024	Q4 2023	Y-o-Y % ∆	Q3 2024	Q-o-Q % ∆	FY 2024	FY 2023	Y-o-Y % ∆
Net Sales (millions)	$324	$326	(1)%	$354	(8)%	$1,326	$1,462	(9)%
Advanced Materials	$191	$192	(1)%	$214	(11)%	$808	$916	(12)%
Performance Solutions	$133	$134	(1)%	$140	(5)%	$518	$546	(5)%
Adjusted EBITDA (millions)	$48	$40	20%	$39	23%	$161	$273	(41)%
Adjusted EBITDA Margin	15%	12%	3 ppts	11%	4 ppts	12%	19%	(7) ppts

APM segment fourth quarter 2024 Net Sales were $324 million, a 1% decrease compared to the fourth quarter 2023. The change in Net Sales was primarily driven by a 3% decrease in price, partially offset by a 2% increase in volume, while currency impact remained flat. The volume increase was related to the recent capacity expansion in Teflon™ PFA, which more than offset weaker demand in the hydrogen market. The price decrease was attributed to product mix connected to more economically sensitive end markets across the segment.

APM segment fourth quarter 2024 Adjusted EBITDA increased 20% to $48 million, while Adjusted EBITDA Margin also increased by 3 percentage points to 15%. This increase was primarily due to favorable inventory adjustments and true-ups, which are not anticipated to recur in the first quarter of 2025, partially offset by the previously mentioned decrease in price driven by product mix.

On a sequential basis, APM segment fourth quarter 2024 Net Sales decreased by 8%, driven by a 6% volume decrease and a 2% decrease in price, while currency impact remained flat.

APM segment full year 2024 Net Sales were $1.3 billion, a 9% decrease compared to the full year 2023. The change in Net Sales was primarily driven by a 5% decrease in pricing as well as a 3% decrease in volumes, with currency a slight 1% headwind. Volumes decreased primarily due to weaker demand in the hydrogen market and lower volumes in more economically sensitive end markets, while the price decrease was primarily due to product mix connected to more economically sensitive end markets across the broad segment.

APM segment full year 2024 Adjusted EBITDA decreased 41% to $161 million, while Adjusted EBITDA Margin decreased by 7 percentage points to 12%. This decrease was primarily due to the previously mentioned decreases in pricing and volumes, further impacted by lower fixed cost absorption due to lower overall volumes.

In January 2025, under the Portfolio Management pillar of Pathway to Thrive, as a part of a broader strategic review of our APM European asset footprint, APM management approved a restructuring program to exit its Surface Protection Solutions (“SPS”) Capstone™ business. This action was taken due to regulatory changes and uncertainty that have caused reduced demand and market deselection of telomer-based chemistries, making SPS economics unfavorable going forward. Manufacturing of SPS Capstone™ products is expected to end by the end of the second quarter of 20256, pending local regulatory approval. Based on current information, the total cost impact of the restructuring program is expected to be approximately $60 million7. These costs, and where applicable cash payments, which are expected to represent half of the total costs, are expected to be incurred throughout late 2025 and 2026.

6 Sales of SPS Capstone™ products were $88 million, $97 million and $104 million in the years ended December 31, 2024, 2023 and 2022, respectively.

7 Includes non-cash accelerated depreciation related to the SPS CapstoneTM manufacturing assets remaining useful life of approximately $30 million, cash payments of approximately $20 million for severance and retention, contract termination costs and external spending to support various site closure activities, as well as approximately $10 million for deconstruction and ongoing decommissioning expenses which will be expensed as incurred.

Other Segment

The Performance Chemicals and Intermediates business in the Company’s Other Segment had Net Sales and Adjusted EBITDA for the fourth quarter 2024 of $13 million and breakeven, respectively, and $54 million and $8 million, respectively, for the full year 2024.

Corporate Expenses8

Corporate Expenses were a $69 million offset to Adjusted EBITDA in the fourth quarter 2024, an increase of $20 million versus the prior-year quarter, and a $255 million offset to Adjusted EBITDA for the full year 2024. The increase of $43 million versus the prior year was primarily due to costs associated with the Audit Committee’s internal review and remediation9 in addition to changes in reserves related to legacy asbestos matters recorded in the fourth quarter.

Liquidity

As of December 31, 2024, consolidated gross debt was $4.2 billion. Debt, net of $713 million in unrestricted cash and cash equivalents, was $3.4 billion, resulting in a net leverage ratio of approximately 4.4x on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.4 billion, comprised of $713 million in unrestricted cash and cash equivalents and $640 million of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities for the fourth quarter of 2024 was $138 million, compared to $482 million in the prior-year quarter due to actions taken in Q4 2023 specific to previous management. Capital expenditures for the fourth quarter of 2024 amounted to $109 million, compared to $135 million in the prior-year quarter driven by additional capital expenditures on APM’s TeflonTM PFA expansion in 2023. During the quarter, the Company paid $36 million in dividends to shareholders.

Operating cash usage for the full year 2024 totaled $633 million, an increased usage of $1.2 billion compared to the prior year. The higher usage of operating cash flow reflects the release of the $592 million of restricted cash and cash equivalents deposited in the qualified settlement fund per the terms of the U.S. Public Water System Class Action Suit Settlement agreement following final judgment10, along with cash impacts due to the unwinding of 2023 year end net working capital actions. Capital expenditures for the full year 2024 amounted to $360 million, compared to $370 million in the prior year. During the year, the Company paid $148 million in dividends to shareholders.

First Quarter 2025 Outlook

In the first quarter, TSS anticipates an overall sequential Net Sales increase driven by double-digit sequential growth expected in Opteon™ Refrigerants, partially offset by a sequential decrease in Freon™ Refrigerants in connection with the ongoing transitions under the U.S. AIM Act and EU F-Gas regulation. TSS Adjusted EBITDA is expected to increase slightly sequentially, with increased costs expected from a forced outage at our Corpus Christi, Texas site and additional input costs associated with the site's ramp-up of the new OpteonTM capacity expansion.

TT expects a sequential Net Sales decrease driven by the segment's projected regional sales mix, with volumes expected to remain stable. Adjusted EBITDA is expected to decrease sequentially driven by the referenced regional sales mix, with operational headwinds related to cold weather downtime at our U.S. sites in January 2025 further contributing to the decline.

8 2024 consolidated Adjusted EBITDA also reflects additional unallocated costs of $1 million and $16 million in Q4 2024 and FY 2024, respectively. These costs are reflected in consolidated Adjusted EBITDA results only.

9 As of the end of 2024, all four material weaknesses identified in connection with the 2023 Form 10-K have been fully remediated.

10 As defined in the U.S. Public Water System Class Action Suit Settlement agreement.

APM expects a sequential Net Sales decrease with softer demand across the segment driven by continued weakness in cyclical end markets and products serving hydrogen and semiconductor markets. Adjusted EBITDA is anticipated to decrease sequentially due to lower Net Sales, an unfavorable product mix, and additional costs as a result of an outage from scheduled major plant maintenance that extended into the beginning of 2025. The fourth quarter comparison period for APM also included favorable inventory adjustments and true-ups that are not anticipated to recur in the first quarter.

The Company anticipates consolidated Net Sales to be flat to slightly down sequentially, with consolidated Adjusted EBITDA also expected to be slightly down sequentially. Corporate Expenses, as an offset to Adjusted EBITDA, are expected to decline by approximately 30% compared with the fourth quarter, which included costs associated with legacy asbestos matters. Operating cash flow in the first quarter is expected to reflect a net usage, consistent with traditional seasonality, paired with capital expenditures in the range of $80 million.

Full Year 2025 Outlook

The Company expects to deliver 2025 Adjusted EBITDA of $825 million to $975 million. Operating cash flow is expected to improve as the year progresses and more than fund anticipated capital expenditures ranging from $250 million to $300 million, while also ensuring dividend funding, subject to Board approval quarterly.

Conference Call

As previously announced, Chemours will hold a conference call and webcast on February 18, 2025, at 8:00 AM Eastern Standard Time. Access to the webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 6,000 employees and 28 manufacturing sites and serves approximately 2,500 customers in approximately 110 countries.

For more information, visit chemours.com or follow us on X (formerly Twitter) @Chemours or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the first quarter of 2025 and the Company’s refreshed corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, changes in laws and regulations in the U.S. or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2024. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Head of Strategy & Investor Relations
+1.302.773.3309

investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2024	2023	2022
Net sales	$5,782	$6,078	$6,831
Cost of goods sold	4,631	4,772	5,215
Gross profit	1,151	1,306	1,616
Selling, general, and administrative expense	585	1,290	710
Research and development expense	109	108	118
Restructuring, asset-related, and other charges	60	153	16
Goodwill impairment charge	56	—	—
Total other operating expenses	810	1,551	844
Equity in earnings of affiliates	43	45	55
Interest expense, net	(264)	(208)	(163)
(Loss) gain on extinguishment of debt	(1)	(1)	7
Other income, net	8	91	70
Income (loss) before income taxes	127	(318)	741
Provision for (benefit from) income taxes	41	(81)	163
Net income (loss)	86	(237)	578
Less: Net income attributable to non-controlling interests	—	1	—
Net income (loss) attributable to Chemours	$86	$(238)	$578
Per share data
Basic earnings (loss) per share of common stock	$0.58	$(1.60)	$3.72
Diluted earnings (loss) per share of common stock	0.57	(1.60)	3.65

Certain prior period amounts have been revised to correct for certain immaterial errors related to the income statement classification of byproduct revenues, which is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2024.

The Chemours Company

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$713	$1,203
Restricted cash and restricted cash equivalents	—	604
Accounts and notes receivable, net	770	610
Inventories	1,472	1,352
Prepaid expenses and other	71	66
Total current assets	3,026	3,835
Property, plant, and equipment	9,572	9,412
Less: Accumulated depreciation	(6,389)	(6,196)
Property, plant, and equipment, net	3,183	3,216
Operating lease right-of-use assets	258	260
Goodwill	46	102
Other intangible assets, net	3	3
Investments in affiliates	152	158
Restricted cash and restricted cash equivalents	50	—
Other assets	797	677
Total assets	$7,515	$8,251
Liabilities
Current liabilities:
Accounts payable	$1,142	$1,159
Compensation and other employee-related cost	99	89
Short-term and current maturities of long-term debt	54	51
Current environmental remediation	115	129
Other accrued liabilities	393	1,058
Total current liabilities	1,803	2,486
Long-term debt, net	4,054	3,987
Operating lease liabilities	194	206
Long-term environmental remediation	456	461
Deferred income taxes	35	44
Other liabilities	368	328
Total liabilities	6,910	7,512
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 198,300,033 shares issued and 149,428,431 shares outstanding at December 31, 2024; 197,519,784 shares issued and 148,587,397 shares outstanding at December 31, 2023)	2	2
Treasury stock, at cost (48,871,602 shares at December 31, 2024; 48,932,387 shares at December 31, 2023)	(1,804)	(1,806)
Additional paid-in capital	1,055	1,033
Retained earnings	1,718	1,782
Accumulated other comprehensive loss	(367)	(274)
Total Chemours stockholders’ equity	604	737
Non-controlling interests	1	2
Total equity	605	739
Total liabilities and equity	$7,515	$8,251

The Chemours Company

Consolidated Statements of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities
Net income (loss)	$86	$(237)	$578
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	301	307	291
Gain on sales of assets and businesses, net	(3)	(110)	(21)
Equity in earnings of affiliates, net	(1)	11	(22)
Loss (gain) on extinguishment of debt	1	1	(7)
Amortization of debt issuance costs and issue discounts	12	9	9
Deferred tax (benefit) provision	(27)	(158)	20
Asset-related charges	27	95	5
Stock-based compensation expense	15	18	27
Net periodic pension cost	6	9	9
Defined benefit plan contributions	(12)	(10)	(10)
Other operating charges and credits, net	(42)	1	(21)
Goodwill impairment	56	—	—
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(152)	(10)	91
Inventories and other current operating assets	(146)	58	(294)
Other non-current operating assets	(98)	—	(96)
(Decrease) increase in operating liabilities:
Accounts payable	(9)	(72)	105
Other current operating liabilities	(660)	642	(47)
Non-current operating liabilities	13	2	138
Cash (used for) provided by operating activities	(633)	556	755
Cash flows from investing activities
Purchases of property, plant, and equipment	(360)	(370)	(307)
Proceeds from sales of assets and businesses, net of cash divested	3	143	33
Foreign exchange contract settlements, net	2	(8)	3
Other investing activities	2	6	(13)
Cash used for investing activities	(353)	(229)	(284)
Cash flows from financing activities
Proceeds from issuance of debt, net	606	648	—
Debt repayments	(490)	(280)	(68)
Payments of debt issuance costs	(9)	(4)	(1)
Payments on finance leases	(12)	(11)	(11)
Proceeds from supplier financing programs	93	123	105
Payments to supplier financing program	(102)	(87)	(106)
Purchases of treasury stock, at cost	—	(69)	(495)
Proceeds from exercised stock options	9	19	51
Payments related to tax withheld on vested stock awards	(3)	(19)	(6)
Payments of dividends to the Company's common shareholders	(148)	(149)	(154)
(Distributions to) cash received from non-controlling interest shareholders	(1)	1	(1)
Other financing activities	21	—	—
Cash (used for) provided by financing activities	(36)	172	(686)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(22)	4	(32)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(1,044)	503	(247)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at January 1,	1,807	1,304	1,551
Cash, cash equivalents, restricted cash, and restricted cash equivalents at December 31,	$763	$1,807	$1,304

Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$267	$223	$164
Income taxes, net of refunds	73	54	131
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$88	$82	$79
Treasury stock repurchased, not settled	—	—	1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales (1)				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2024	2023	(Decrease)	2024	(Decrease)
Thermal & Specialized Solutions	$390	$380	$10	$468	$(78)
Titanium Technologies	632	651	(19)	672	(40)
Advanced Performance Materials	324	326	(2)	354	(30)
Other Segment	13	11	2	14	(1)
Total Net Sales	$1,359	$1,368	$(9)	$1,508	$(149)

1) Certain prior period amounts have been revised to correct for certain immaterial errors related to the income statement classification of byproduct revenues and certain ore sales associated with the Company's Kuan Yin, Taiwan facility, which is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2024.

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2024	2023	(Decrease)	2024	(Decrease)
Thermal & Specialized Solutions	$123	$124	$(1)	$141	$(18)
Titanium Technologies	$77	$64	$13	$85	$(8)
Advanced Performance Materials	$48	$40	$8	$39	$9
Other Segment	$—	$—	$—	$3	$(3)

Quarterly Change in Net Sales from the three months ended December 31, 2023

	December 31, 2024	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2023	Price	Volume	Currency	Portfolio
Total Company	$1,359	(1)%	(3)%	2%	—%	—%

Thermal & Specialized Solutions	$390	3%	(4)%	7%	—%	—%
Titanium Technologies	632	(3)%	(2)%	(1)%	—%	—%
Advanced Performance Materials	324	(1)%	(3)%	2%	—%	—%
Other Segment	13	18%	27%	(9)%	—%	—%

Quarterly Change in Net Sales from the three months ended September 30, 2024

	December 31, 2024	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2024	Price	Volume	Currency	Portfolio
Total Company	$1,359	(10)%	(2)%	(8)%	—%	—%

Thermal & Specialized Solutions	$390	(17)%	(4)%	(13)%	—%	—%
Titanium Technologies	632	(6)%	(2)%	(4)%	—%	—%
Advanced Performance Materials	324	(8)%	(2)%	(6)%	—%	—%
Other Segment	13	(7)%	14%	(21)%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Income (loss) before income taxes	$9	$(71)	$(30)	$127	$(318)
Net (loss) income attributable to Chemours	$(8)	$(18)	$(27)	$86	$(238)
Non-operating pension and other post-retirement employee benefit cost (income)	1	(1)	(2)	(3)	—
Exchange losses, net	3	17	—	9	38
Restructuring, asset-related, and other charges (1)	7	11	43	58	153
Goodwill impairment charge (2)	—	—	56	56	—
Loss on extinguishment of debt	1	—	—	1	1
Gain on sales of assets and businesses, net (3)	—	(4)	—	(3)	(110)
Transaction costs (4)	2	9	—	2	16
Qualified spend recovery (5)	(4)	(11)	(7)	(26)	(54)
Litigation-related charges (6)	—	89	1	(15)	764
Environmental charges (7)	15	—	—	15	9
Adjustments made to income taxes (8)	6	(14)	1	4	(19)
Benefit from income taxes relating to reconciling items (9)	(7)	(32)	(4)	(2)	(135)
Adjusted Net Income	16	46	61	182	425
Net income attributable to non-controlling interests	—	—	—	—	1
Interest expense, net	67	63	69	264	208
Depreciation and amortization	78	74	78	301	307
All remaining provision for (benefit from) income taxes (9)	18	(7)	—	39	73
Adjusted EBITDA	$179	$176	$208	$786	$1,014

Total debt principal				$4,151	$4,084
Less: Cash and cash equivalents				(713)	(1,203)
Total debt principal, net				$3,438	$2,881

Net Leverage Ratio (calculated using GAAP earnings) (10)				27.1x	(9.1)x
Net Leverage Ratio (calculated using Non-GAAP earnings) (10)				4.4x	2.8x

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)

(1)
For the year ended December 31, 2024, restructuring, asset-related and other charges primarily includes charges related to the 2024 Restructuring Program and Titanium Technologies Transformation Plan. For the year ended December 31, 2023, restructuring, asset-related and other charges primarily includes charges related to the Titanium Technologies Transformation Plan and our decision to abandon implementation of our new ERP software platform. Refer to "Note 7 – Restructuring, Asset-related, and Other Charges" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.
(2)
Represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
For the year ended December 31, 2023, other income, net includes a pre-tax gain on sale of $106 million related to the Glycolic Acid Transaction. Refer to “Note 8 – Other Income, Net” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.
(4)
For the year ended December 31, 2023, transaction costs includes $7 million of costs associated with the Senior Secured Credit Facilities entered into during 2023, which is discussed in further detail in "Note 20 – Debt" to the Consolidated Financial Statements in our Annual Report on Form 10-K, and $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 22 – Commitments and Contingent Liabilities" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(6)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the year ended December 31, 2024, litigation-related charges includes $44 million of benefits from insurance recoveries, along with the $29 million accrual for the Ohio MDL. For the year ended December 31, 2023, litigation-related charges includes the $592 million accrual related to the United States Public Water System Class Action Suit Settlement plus $24 million of third-party legal fees directly related to the settlement, $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, $76 million for other PFAS litigation matters, and $4 million of other litigation matters. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain environmental remediation expenses at various sites. For the year ended December 31, 2024, environmental charges primarily includes off-site remediation costs at Dordrecht Works. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Numerator:
Net (loss) income attributable to Chemours	$(8)	$(18)	$(27)	$86	$(238)
Adjusted Net Income	16	46	61	182	425
Denominator:
Weighted-average number of common shares outstanding - basic	149,825,988	148,861,410	149,697,616	149,494,462	148,912,397
Dilutive effect of the Company's employee compensation plans (1)	503,667	1,078,467	482,579	677,827	1,584,958
Weighted-average number of common shares outstanding - diluted (1)	150,329,655	149,939,877	150,180,195	150,172,289	150,497,355

Basic (loss) earnings per share of common stock (2)	$(0.05)	$(0.12)	$(0.18)	$0.58	$(1.60)
Diluted (loss) earnings per share of common stock (1) (2)	(0.05)	(0.12)	(0.18)	0.57	(1.60)
Adjusted basic earnings per share of common stock (2)	0.11	0.31	0.40	1.21	2.85
Adjusted diluted earnings per share of common stock (1) (2)	0.11	0.31	0.40	1.21	2.82
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, as well as the year ended December 31, 2023. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, as well as the year ended December 31, 2023, as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted (loss) earnings per share are calculated based on unrounded numbers.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

2025 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income and Estimated Adjusted EBITDA Reconciliation (1)

	(Estimated)
	Year Ending December 31, 2025
	Low	High
Net income attributable to Chemours	$200	$315
Restructuring, transaction, and other costs, net (2)	—	—
Adjusted Net Income	200	315
Interest expense, net	280	280
Depreciation and amortization	300	300
All remaining provision for income taxes	45	80
Adjusted EBITDA	$825	$975
(1)
The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.
(2)
Restructuring, transaction, and other costs, net includes the net provision for (benefit from) income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.